EXHIBIT (G)(4)

                      FIRST AMERICAN INVESTMENT FUNDS, INC.
               COMPENSATION AGREEMENT DATED AS OF OCTOBER 1, 2004
                         PURSUANT TO CUSTODIAN AGREEMENT



         WHEREAS, First American Investment Funds, Inc., a Maryland corporation (hereinafter called the "Fund"), and First Trust National Association, a national banking association organized and existing under the laws of the United States of America, previously entered into that Custodian Agreement dated September 20, 1993 (the "Custodian Agreement"); and

         WHEREAS, First Trust National Association, with the consent of the Fund, assigned its rights and obligations under the Custodian Agreement to U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the "Custodian") by an Assignment and Assumption Agreement dated as of May 1, 1998; and

         WHEREAS, article 12 of the Custodian Agreement provides that the Custodian shall be paid compensation at such rates and at such times as may from time to time be agreed on in writing by the parties thereto.

         NOW, THEREFORE, the Fund and the Custodian agree as follows:

                  1. Each series of the Fund, as now in existence or hereafter created from time to time, shall pay to the Custodian pursuant to the Custodian Agreement a monthly fee at an annual rate of 0.01% of the average daily net assets of such series. The Custodian shall pay sub-custodian fees with respect to those series that are authorized to utilize foreign sub-custodians out of the compensation payable to the Custodian by such series as set forth in the preceding sentence. The Fund shall reimburse the Custodian for all other out-of-pocket expenses incurred by the Custodian in connection with the performance of the Custodian's services under the Custodian Agreement.

                  2. This Compensation Agreement restates and supersedes all prior compensation agreements pursuant to Article 12 of the Custodian Agreement.

         IN WITNESS WHEREOF, the Fund and the Custodian have caused this instrument to be executed in duplicate as of the date first above written by their duly authorized officers.



                                          FIRST AMERICAN INVESTMENT FUNDS, INC.

                                          By:   /s/ Jeffery M. Wilson
                                                ---------------------
                                            Its:  Vice President


                                          U.S. BANK NATIONAL ASSOCIATION

                                          By:  /s/ Mark Dowling
                                               ----------------
                                            Its:  Vice President



                                       2